Exhibit 5.1

May 16, 2003

Advent Software, Inc.

301 Brannan Street, Suite 600

San Francisco, California  94107

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S–8 (the Registration Statement) to be filed by Advent Software, Inc., a Delaware corporation (the Registrant), with the Securities and Exchange Commission on or about May 16, 2003, in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares reserved for issuance pursuant to the 1995 Employee Stock Purchase Plan (the ESPP Plan).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the ESPP Plan.  We assume that the consideration received by you in connection with each issuance of Shares will be in conformance with the plans.

It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the ESPP Plan, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati